Exhibit 99.1

                The Neiman Marcus Group Reports February Revenues

    DALLAS--(BUSINESS WIRE)--March 2, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A)(NYSE:NMG.B) announced the following preliminary
Company-wide revenues:

                                   4 weeks ended
                            February 26,     February 28,
                                2005             2004       % Change
                         ------------------ --------------- ---------

Total Revenues              $275 million     $258 million        6.5%

Comparable Revenues         $273 million     $254 million        7.7%

    Comparable revenues for the four weeks ended February 28, 2004 exclude the sales of Chef's Catalog prior to its disposition in November 2004.
    The increase in comparable revenues at the Neiman Marcus Group in the four-week February 2005 period was 7.7 percent, while the increase for the same period last year was 24.9 percent.
    In the four-week February period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 6.6 percent. Revenue growth trends were the strongest in the Company's stores in the West and Southeast. Merchandise that sold well in the Specialty Retail Stores segment included women's contemporary sportswear, designer jewelry, accessories and men's and women's shoes.
    Comparable revenues at Neiman Marcus Direct in the four-week February period increased 20.2 percent. The top selling merchandise categories in the Direct Marketing segment included women's contemporary sportswear and dresses, jewelry and women's shoes and handbags.
    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week third quarter.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company makes statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information". These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers; changes in the Company's relationships with key customers; delays in the receipt of merchandise ordered by the Company due to work stoppages and/or other causes of delay in connection with either the manufacture or shipment of such merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in store renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: The Neiman Marcus Group, Inc., Dallas
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967